Exhibit 10.01
SILICON IMAGE, INC.
SALES COMPENSATION PLAN FOR VICE PRESIDENT OF WORLDWIDE SALES
FOR FISCAL YEAR 2007
     The current Vice President of Worldwide Sales (the “VP of Worldwide Sales”) of Silicon Image, Inc. (the “Company”) will receive a cash payment based on the percentage of achievement of the quota goal for the fiscal year ending December 31, 2007, as set forth in the table below.

Percent	Amount of	Percent of
Achievement of	Cash Incentive	Incentive Target
Quota Goal	Payment[1]	Amount
70%	$119,000	70.00%
75%	$127,500	75.00%
80%	$136,000	80.00%
85%	$144,500	85.00%
90%	$153,000	90.00%
95%	$161,500	95.00%
100%	$170,000	100.00%
105%	$206,250	121.32%
110%	$264,250	155.44%
115%	$336,750	198.09%
120%	$409,250	240.74%
125%	$481,750	283.38%
130%	$554,250	326.03%
135%	$626,750	368.68%
140%	$699,250	411.32%
145%	$771,750	453.97%
150%	$844,250	496.62%

[1]	No amounts are payable if the VP of Worldwide Sales achieves less than seventy percent (70%) of his quota goal. A cash incentive payment in the amount of $119,000 is payable to the VP of Worldwide Sales upon achievement of seventy percent (70%) of his quota goal. An incremental cash incentive payment is payable to the VP of Worldwide Sales in the amount of $7,250 for each incremental percentage point of his quota goal achieved between seventy-one percent (71%) and one hundred and seven percent (107%). Thereafter an incremental cash incentive payment is payable in the amount of $14,500 for each incremental percentage point of his quota goal achieved over one hundred and seven percent (107%). The amount of cash incentive payment payable under this Plan is not capped. Actual amounts between the breakpoints shown in the table above will be calculated on pro-rata basis between the breakpoints.

TERMS AND CONDITIONS TO SALES COMPENSATION PLAN FOR VICE PRESIDENT OF
WORLDWIDE SALES FOR FISCAL YEAR 2007

1.	Effect of Changes on Prior Plans	The terms and conditions of the Silicon Image, Inc. Sales Compensation Plan for Vice President of Worldwide Sales (this “Plan”) supersede all previous communications regarding sales incentives for the employee in Vice President of Worldwide Sales (“VP, WW Sales”) position at Silicon Image, Inc. (“Silicon Image” or the “Company”), including, but not limited to employment offer letters, memos, and verbal or written communications from managers.

2.	Eligibility	Employee in VP, WW Sales position (the “Participant”), on or after January 1, 2007, shall participate in this Plan unless participation is not approved by the Compensation Committee of the Board of Directors. In order to participate, the covered employee and manager must complete and sign the Sales Bonus Plan establishing employee’s quota. Amounts payable under this Plan are in addition to, and not a part of base salary.

3.	Plan Objectives	The purpose of this Plan is to attract, retain, motivate, and reward the VP, WW Sales relative to accomplishment of goals and objectives in support of Silicon Image’s overall business plan and strategy. This Plan is designed to establish a direct link between the achievement of Silicon Image’s aggressive sales targets and individual rewards. By design, this Plan will provide an opportunity for market competitive rewards for achievement of performance targets, and above-market rewards for outstanding performance that exceeds the target objectives.

4.	Compensation Components	Base Salary: Each year, the base salary range for this position will be reviewed based on market data and Company objectives. An individual’s base salary may be reviewed and adjusted based on performance.

Bonus Compensation: Bonus compensation is the variable cash compensation opportunity that is paid for achievement of defined performance objective. Target bonus will be confirmed annually. Bonus compensation for this position is composed of:

Quota Bonus

5.	Incentive Compensation	Threshold: Payout for quota bonus calculation begins at 70% percent of quota achieved.
	Payout Determination	Measures: Quota will be established based on Company revenue target for the fiscal year ending December 31, 2007.

6.	Performance Targets/Quotas	Business performance revenue quota for this Plan year will be established in conjunction with the Company’s fiscal year operating plan. Revenue quota will be established by the CEO based on Company revenue target for the fiscal year ending December 31, 2007.

7.	Quota Adjustments	Silicon Image reserves the right to alter revenue quota at any time during the year to reflect its evaluation of windfall gain or shortfall loss, based on any reason, including but not limited to region/account/sub region assignments, market change, billing location change, production issues, backorder, price changes, product obsolescence, new products, change in position responsibilities, etc. Changes to quotas will be communicated in writing to VP, WW Sales.

8.	Plan Administrators	Annually, the Compensation Committee of the Board of Directors shall review and approve this Plan, including the terms and conditions and plan structure.

The day-to-day administration oversight of this Plan will be the responsibility of the Vice President, Human Resources; CFO; and CEO (the “Plan Administrators”). The Plan Administrators shall have authority, in their sole discretion, to construe, interpret and to make recommendations to rules and procedures as deemed necessary for proper administration of this Plan. All requests for appeal should be submitted in writing to the Plan Administrators. In their sole discretion, they will review and make a decision on appeals within 10 business days from receipt unless extended by the Plan Administrators (such decision is final and binding on all persons).

9.	Payment Calculation and Frequency	Quota Bonus	Payment is earned at year end when annual quotas are calculated and estimates are paid quarterly.

Payments made under this Plan will be made in the form of cash and will be paid within 75 days from the close of the fiscal year.

10.	Escrow	Escrow is defined as Bonus earnings as a result of achievement greater than 100%. Escrow will be withheld by Silicon Image and paid out at fiscal year end.

11.	Deficit Collection	Quarterly and Fiscal Year end deficits will be offset against future earnings.

12.	Employment Terms And Conditions	Payouts are not earned until the completion of the performance period. The performance period for Quota Bonus is January 1, 2007 through December 31, 2007. A pro-rated payout, based upon the period of time eligible for participation, may be granted, at the Company’s sole discretion, under the following situations:
•	Voluntary Termination

•	Reduction in Force

•	Position Elimination

•	Transfers into or out of Ineligible Position

•	Death of Participant

If Participant is terminated for cause, then he will not be eligible for a pro-rated payout. Pro-rated payout will be calculated based upon performance through the final quarter of eligibility. Participant terminating prior to the Company’s year-end is not entitled to any payment under this Plan. Payment in these situations is at the sole discretion of the Plan Administrators.

13.	Draw	An employee who is newly hired or transferred into the VP, WW Sales position during the fiscal year may receive a non-recoverable draw for the first quarter in which they participate in this Plan. Otherwise, the VP, WW Sales will receive a recoverable draw. Draws are subject to regular reconciliation and offsets against future payouts and deficits.

The Plan Administrators at their discretion can stop draw payments at any time based upon review of actual and expected performance.

14.	Plan Modifications	Silicon Image reserves the right to suspend, modify, cancel or terminate this Plan at any time. The Plan Administrators has the right to revise, modify or adjust this Plan to ensure that it supports and meets the needs of the Participant and the goals and objectives of Silicon Image.

Nothing in this Plan document should be construed to affect the “at-will” relationship between Silicon Image and any Plan participant. This Plan does not constitute a contract of any kind and does not limit the right of the Company to terminate Participant at any time and for any reason, with or without cause or prior notice, or to administer any other form of discipline, or take any other management action. Any payment under this Plan is at the sole discretion of Silicon Image.

This Plan is considered to be confidential material. Distribution of this Plan and/or disclosure of this Plan’s provisions include but is not limited to plan participant, Plan Administrators and those they determine need to have access.

15.	Crediting Policy	For revenue to qualify towards achievement of quota, that revenue must be invoiced and recognized in accordance with Company policy. For purposes of this plan, incentive compensation bonus may be adjusted or not paid for as a result of certain identified revenue transactions. The Plan Administrators shall communicate such transactions to the VP WW Sales as soon as reasonably possible. Such transactions could be the result of a variety of business factors, which include but are not limited to payment terms, prior history, competitive environment, unacceptable fees or margins, etc.

All, write-downs or returns for credit (an adjustment) associated with specific revenue recognized in the current or past periods for which a bonus was paid will be applied to the bonus goal achievement of all applicable sales people in the period when such adjustments are recorded.

16.	Participant Sign Off	PARTICIPANT:

		Name	Date

Vice President of Worldwide Sales

Title

SILICON IMAGE, INC.:

		Name	Date

Title